Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

CONFIDENTIAL DRAFT
CME Group Inc. Reports Second-Quarter 2014 Financial Results
CHICAGO, July 31, 2014 — CME Group Inc. (NASDAQ: CME) today reported revenues of $732 million and operating income of $412 million for the second quarter of 2014. Net income attributable to CME Group was $264 million and diluted earnings per share were $0.79. Excluding the items noted in the reconciliation, adjusted earnings per share would have been $0.771.

“Historically low levels of volatility impacted the overall market during the second quarter, although the effect on CME was lessened by the diversity of our product lines,” said CME Group Executive Chairman and President Terry Duffy.  “Though total volumes were nearly flat year-to- date through the second quarter, our interest rate complex was up 7 percent, a strong outperformance compared with the rest of the market.  We continue to see positive economic signs that could potentially lead to a more traditional Federal Reserve monetary policy.  This would affect the Fed Funds rate and likely accelerate market activity as firms shift back into growth mode.  Already we are nearing historic levels of open interest as we approach 100 million contracts, up 18 percent year to date.”

“We continue to strengthen our global footprint with a record 24 percent of our electronic volume coming from outside the United States during the second quarter, mainly driven by activity coming from European customers,” said CME Group Chief Executive Officer Phupinder Gill.  “Also, we announced plans to acquire Trayport and FENICS, pending regulatory approval. Trayport will give us deepened access to commercial customers in the rapidly evolving European energy markets, while FENICS' strong client base, particularly in Asia, will further complement our foreign exchange (FX) product distribution. In addition, we are encouraged that trading volumes in our recently launched European exchange are beginning to gain early traction.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.

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Second-quarter 2014 average daily volume was 12.6 million contracts, down 12 percent from second-quarter 2013 and impacted by low volatility across all asset classes. Clearing and transaction fee revenues were $609 million, also down 12 percent compared with the strong second-quarter 2013, when market participants reacted to the Federal Reserve chairman's comments about potential tapering of quantitative easing. Second-quarter 2014 total average rate per contract was 74.9 cents, down from 76.7 cents in first-quarter 2014, driven primarily by a higher proportion of total volume coming from interest rate products, which have lower average fees.
As of June 30, 2014, the company had $1.1 billion of cash and marketable securities and $2.1 billion of long-term debt.

CME Group will hold a conference call to discuss second-quarter 2014 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.
CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing

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competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,037.3	$2,469.7
Marketable securities	72.9	68.4
Accounts receivable, net of allowance	334.9	302.7
Other current assets (includes $37.0 and $40.0 in restricted cash)	196.2	209.7
Performance bonds and guaranty fund contributions	20,089.9	21,355.1
Total current assets	21,731.2	24,405.6
Property, net of accumulated depreciation and amortization	503.4	513.4
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,690.9	2,741.2
Goodwill	7,569.0	7,569.0
Other assets (includes $77.2 and $74.0 in restricted cash)	1,941.5	1,873.3
Total Assets	$51,611.3	$54,277.8
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32.1	$36.2
Short-term debt	—	749.9
Other current liabilities	254.7	1,169.8
Performance bonds and guaranty fund contributions	20,089.9	21,355.1
Total current liabilities	20,376.7	23,311.0
Long-term debt	2,107.5	2,107.2
Deferred income tax liabilities, net	7,271.9	7,249.7
Other liabilities	389.8	449.4
Total Liabilities	30,145.9	33,117.3
CME Group shareholders’ equity	21,465.4	21,154.8
Non-controlling interest	—	5.7
Total Equity	21,465.4	21,160.5
Total Liabilities and Equity	$51,611.3	$54,277.8

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Clearing and transaction fees	$609.3	$692.5	$1,261.5	$1,285.7
Market data and information services	89.6	79.4	179.0	160.3
Access and communication fees	20.4	20.6	40.8	42.1
Other	12.3	23.6	27.7	46.6
Total Revenues	731.6	816.1	1,509.0	1,534.7
Expenses
Compensation and benefits	139.7	128.9	275.2	258.3
Communications	8.3	8.6	16.5	17.5
Technology support services	14.6	13.8	28.5	26.2
Professional fees and outside services	37.5	27.9	67.1	49.8
Amortization of purchased intangibles	25.2	25.9	50.4	51.8
Depreciation and amortization	34.3	33.2	68.4	65.8
Occupancy and building operations	23.2	19.0	46.4	37.5
Licensing and other fee agreements	25.7	26.9	54.7	48.1
Other	11.1	24.1	35.3	66.4
Total Expenses	319.6	308.3	642.5	621.4
Operating Income	412.0	507.8	866.5	913.3
Non-Operating Income (Expense)
Investment income	15.1	18.7	18.3	22.3
Interest and other borrowing costs	(28.3)	(39.2)	(62.0)	(78.2)
Equity in net gains (losses) of unconsolidated subsidiaries	21.5	20.2	43.9	37.7
Other non-operating income (expense)	1.8	—	1.8	—
Total Non-Operating	10.1	(0.3)	2.0	(18.2)
Income before Income Taxes	422.1	507.5	868.5	895.1
Income tax provision	158.3	196.2	338.1	346.4
Net Income	263.8	311.3	530.4	548.7
Less: net income (loss) attributable to non-controlling interests	—	0.1	(0.2)	1.7
Net Income Attributable to CME Group	$263.8	$311.2	$530.6	$547.0
Earnings per Common Share Attributable to CME Group:
Basic	$0.79	$0.94	$1.59	$1.65
Diluted	0.79	0.93	1.58	1.64
Weighted Average Number of Common Shares:
Basic	334,097	332,341	334,002	332,148
Diluted	335,800	334,073	335,705	333,739

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	2Q 2013	3Q 2013	4Q 2013	1Q 2014	2Q 2014
Trading Days	64	64	64	61	63
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	2Q 2013	3Q 2013	4Q 2013	1Q 2014	2Q 2014
Interest rate	6,828	5,839	5,274	6,725	6,668
Equity	3,079	2,408	2,471	2,890	2,465
Foreign exchange	1,042	792	705	817	638
Energy	1,796	1,609	1,571	1,705	1,457
Agricultural commodity	1,106	1,009	992	1,168	1,084
Metal	471	360	317	355	323
Total	14,323	12,018	11,331	13,659	12,636
Venue
Electronic	12,457	10,199	9,723	11,703	10,888
Open outcry	1,134	1,173	957	1,179	1,100
Privately negotiated*	731	646	651	778	647
Total	14,323	12,018	11,331	13,659	12,636
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	2Q 2013	3Q 2013	4Q 2013	1Q 2014	2Q 2014
Interest rate	$0.455	$0.484	$0.504	$0.481	$0.473
Equity	0.714	0.695	0.702	0.712	0.714
Foreign exchange	0.826	0.819	0.835	0.804	0.861
Energy	1.260	1.300	1.279	1.364	1.298
Agricultural commodity	1.378	1.323	1.327	1.369	1.430
Metal	1.613	1.626	1.682	1.707	1.715
Average RPC	$0.748	$0.762	$0.780	$0.767	$0.749

*The privately negotiated venue average daily volume includes both traditional block trades as well as what was historically categorized as CME ClearPort. Going forward there will no longer be a break out for CME ClearPort.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
June 30, 2014
GAAP Net Income Attributable to CME Group	$263.8

Less: MF Global bankruptcy claim	(14.5)

Less: Foreign exchange transaction gains[1]	(5.5)

Add: Voluntary exit incentive plan	5.8

Add: Acquisition-related costs	4.7

Add: Income tax effect related to above	3.6

Adjusted Net Income Attributable to CME Group	$257.9

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.79
Diluted	0.79

Adjusted earnings per Common Share Attributable to CME Group:
Basic	$0.77
Diluted	0.77

Weighted Average Number of Common Shares:
Basic	334,097
Diluted	335,800

1. Second-quarter 2014 results included a $5.5 million foreign exchange transaction gain during the quarter principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.